As filed with the Securities and Exchange Commission on September 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5137161
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2121 Second St. Suite A-107

Davis, CA 95618

(530) 750-2800

(Address of principal executive offices)

Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan

Marrone Bio Innovations, Inc. 2011 Stock Plan

Marrone Bio Innovations, Inc. Stock Option Plan

(Full title of the Plan)

Pamela G. Marrone

President and Chief Executive Officer

2121 Second St. Suite A-107

Davis, CA 95618

(530) 750-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Charles S. Farman, Esq.

John W. Campbell, Esq.

Alfredo B. D. Silva, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.00001 par value per share:
—2013 Stock Incentive Plan	1,928,614 (2)	$ 13.17 (5)	$25,399,846	$3,464.54
—2011 Stock Plan	1,173,660 (3)	$ 7.73 (6)	$ 9,075,326	$1,237.87
—Stock Option Plan, as amended	885,636 (4)	$ 1.01 (7)	$ 898,655	$ 122.58
TOTAL:	3,987,910		$35,373,827	$4,824.99

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2013 Stock Incentive Plan (“2013 Plan”), the 2011 Stock Plan (“2011 Plan”) and the Stock Option Plan, as amended (“Stock Option Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Shares of common stock reserved for issuance under the 2013 Plan. To the extent outstanding awards under the 2011 Stock Plan or the Stock Option Plan are forfeited, terminate or expire unexercised and would otherwise have been returned to the share reserve under the 2011 Stock Plan or the Stock Option Plan, respectively, the shares of common stock subject to such awards instead will be available for future issuance as common stock under the 2013 Plan. See footnotes 3 and 4 below.
(3)	Represents shares of common stock subject to outstanding awards under the 2011 Plan as of September 5, 2013. No future grants will be awarded under the 2011 Plan, but outstanding awards granted under this plan continue to be governed by its terms. Any such shares of common stock that are subject to awards under the 2011 Plan which are forfeited, terminate or expire unexercised and would otherwise have been returned to the share reserve under the 2011 Plan will be available for issuance as common stock under the 2013 Plan. See footnote 2 above.
(4)	Represents shares of common stock subject to outstanding awards under the Stock Option Plan as of September 5, 2013. No future grants will be awarded under the Stock Option Plan, which terminated upon the adoption of the 2011 Plan. To the extent outstanding awards under the Stock Option Plan are forfeited, or otherwise terminate or expire for any reason without the issuance of shares to the holder thereof after the adoption of the 2011 Plan, the shares of common stock subject to such awards instead would be added to the share reserve under the 2011 Plan, and will therefore be available for issuance as common stock under the 2013 Plan. See footnotes 2 and 3 above.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.17, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on September 4, 2013.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.73 per share.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.01 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Marrone Bio Innovations, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1) The Registrant’s Prospectus filed with the Commission on August 1, 2013, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-189753), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36030) filed with the Commission on July 29, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to indemnification provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and other executive officers in the future.

The Registrant has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of Marrone Bio Innovations, Inc. Common Stock Certificate.	S-1/A	333-189753	4.1	July 22, 2013

4.2*	Marrone Bio Innovations, Inc. Stock Option Plan, as amended and related documents.	S-1	333-189753	10.1	July 1, 2013

4.3*	Marrone Bio Innovations, Inc. 2011 Stock Plan and related documents.	S-1	333-189753	10.2	July 1, 2013

4.4*	Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan and related documents.	S-1/A	333-189753	10.3	July 22, 2013

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits previously filed.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davis, State of California, on the 5th of September, 2013.

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Pamela G. Marrone
Pamela G. Marrone
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Pamela G. Marrone and Donald J. Glidewell, and each of them, her or his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Pamela G. Marrone Pamela G. Marrone	President and Chief Executive Officer (Principal Executive Officer)	September 5, 2013

/s/ Donald J. Glidewell Donald J. Glidewell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 5, 2013

/s/ Elin Miller Elin Miller	Chair of the Board	August 30, 2013

/s/ Ranjeet Bhatia Ranjeet Bhatia	Director	August 30, 2013

/s/ Timothy Fogarty Timothy Fogarty	Director	August 30, 2013

/s/ Lawrence A. Hough Lawrence A. Hough	Director	August 30, 2013

Joseph Hudson	Director

/s/ Richard Rominger Richard Rominger	Director	August 30, 2013

/s/ Shaugn Stanley Shaugn Stanley	Director	August 16, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of Marrone Bio Innovations, Inc. Common Stock Certificate.	S-1/A	333-189753	4.1	July 22, 2013

4.2*	Marrone Bio Innovations, Inc. Stock Option Plan, as amended and related documents.	S-1	333-189753	10.1	July 1, 2013

4.3*	Marrone Bio Innovations, Inc. 2011 Stock Plan and related documents.	S-1	333-189753	10.2	July 1, 2013

4.4*	Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan and related documents.	S-1/A	333-189753	10.3	July 22, 2013

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits previously filed.